Exhibit 99.1

Investor Contact:

Kristine Mozes

Mozes Communications LLC

(781) 652-8875

PortalPlayer, Inc. Names Henry T. DeNero To Board of Directors

SANTA CLARA, California – February 17, 2005 – PortalPlayer, Inc. (NASDAQ: PLAY), the leading provider of comprehensive platform solutions for hard disk drive-based personal media players, today announced the appointment of Henry T. DeNero, 58, as a new independent member of PortalPlayer’s board of directors. In addition to serving on the Board, Mr. DeNero is also a member of the Audit Committee. At the same time, James Whims has stepped down from his position as a member of PortalPlayer’s Audit Committee, but remains a member of the board of directors as well as chairman of the Compensation Committee.

“Henry is an excellent addition to our board of directors,” said Richard Sanquini, PortalPlayer’s chairman of the board. “He brings a wealth of executive leadership and financial operations experience in high-growth markets that we believe will prove invaluable to PortalPlayer in the coming years. We are very pleased to have him join our Board and look forward to his many contributions.”

“I am honored to be part of the PortalPlayer team,” said Mr. DeNero. “PortalPlayer is a leader in the fast-growing personal media player market and I am excited to work with the Board and executive management team as it positions the company to capitalize on that growth.”

Mr. DeNero is an independent management consultant. Previously, he was chairman and CEO of HomeSpace, Inc., a privately held mortgage and real estate services provider. Prior to that, he was executive vice president of First Data Corporation, an electronic commerce and payment services company, and vice chairman and chief financial officer of Dayton Hudson Corporation (now Target Corporation). Earlier in his career, Mr. DeNero spent 18 years at McKinsey & Company, most recently as a senior partner. Mr. DeNero currently serves as a director of Banta Corporation, Digital Insight Corporation, THQ Inc., Vignette Corporation and Western Digital Corporation.

About PortalPlayer

PortalPlayer, Inc., headquartered in Santa Clara, California, is a fabless semiconductor company that designs, develops and markets comprehensive platform solutions, including system-on-chips, firmware and software for manufacturers of feature-rich, hard disk drive-based personal media players.

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